EXHIBIT 5.1

May 29, 2015

SunCoke Energy Partners, L.P.

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for SunCoke Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer from time to time, pursuant to Rule 415 under the Securities Act, of (a) common units representing limited partner interests in the Partnership (the “Common Units”), (b) preferred units representing preferred equity interests in the Partnership (the “Preferred Units”), and (c) common units representing limited partner interests in the Partnership (including common units that may be issued upon conversion of subordinated units representing limited partner interests in the Partnership) that may be resold by or for the account of the selling unitholder named in the Registration Statement (the “Selling Unitholder Units,” and together with the Common Units and the Preferred Units, the “Securities”). We have also participated in the preparation of the prospectus (“Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each, a “Prospectus Supplement”) to the Prospectus.

In rendering the opinions set forth below, we have examined (i) the Registration Statement, including the Prospectus, (ii) the Certificate of Limited Partnership of the Partnership, (iii) the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 24, 2013 (the “Partnership Agreement”), (iv) resolutions of SunCoke Energy Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership, and (v) such other certificates, statutes and other instruments and documents as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents; (iv) each person signing documents we examined has the legal authority and capacity to do so; (v) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; (vi) the

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Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and at the time of issuance of any Securities proposed to be offered and sold pursuant thereto will remain effective, and comply with all applicable laws; (vii) a Prospectus Supplement to the Prospectus will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws; (viii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement to the Prospectus; (ix) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; and (x) the certificates for the Securities will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Securities.

Based upon and subject to the foregoing, we are of the opinion that:

1. With respect to the Common Units, when (a) the Partnership has taken all necessary action to approve the issuance of such Common Units, the terms of the offering thereof and related matters and (b) the Common Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein, then the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable.

2. With respect to the Preferred Units, when (a) the Partnership has taken all necessary action to approve the issuance of such Preferred Units, the terms of the offering thereof and related matters and (b) the Preferred Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein, then the Preferred Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable.

3. The Selling Unitholder Units are, and upon sale will continue to be, validly issued, fully paid and non-assessable.

The opinions expressed herein are qualified in the following respects:

(i)	These opinions are limited in all respects to the federal laws of the United States of America and the Delaware Revised Uniform Limited Partnership Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

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(ii)	We express no opinion as to any matters other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.